Exhibit 99.1

FinTech Acquisition Corp. Shareholders Approve Definitive Merger Agreement with CardConnect

July 28, 2016 02:45 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--FinTech Acquisition Corp. (NASDAQ: FNTC) today announced that FNTC’s stockholders have voted to approve the merger of FNTC with the parent of CardConnect, Inc. (the “Merger” or “Business Combination Proposal”) at the special meeting of stockholders held today. Over 93% of the shares voted today were voted in favor of the transaction with CardConnect. FNTC’s Board of Directors had previously approved the Business Combination Proposal and recommended that its stockholders vote in favor. CardConnect’s Board of Directors and stockholders had also previously approved the Merger.

The Merger is expected to close on Friday, July 29, 2016, subject to closing conditions.

About the Merger

On March 7, 2016, FNTC and CardConnect announced the planned Merger under which the parent of CardConnect would become the sole subsidiary of FNTC. FNTC acquired CardConnect for aggregate consideration of approximately $180 million in cash and $170 million in FNTC common stock. The cash portion of the consideration was funded by a combination of cash held in trust by FNTC, borrowings under a new $100 million first lien credit facility and a $40 million second lien secured credit facility, and $30 million in equity financing. FNTC will also repay approximately $62 million in debt outstanding under CardConnect’s existing credit facility upon closing of the merger.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the merger agreement, a copy of which has been filed by FNTC with the SEC.

Advisors

Piper Jaffray & Co. acted as M&A Advisor to FNTC; Cantor Fitzgerald & Co. acted as Capital Markets Advisor to FNTC; and Ledgewood acted as legal counsel to FNTC. Financial Technology Partners LP and FTP Securities LLC (together “FT Partners”) served as exclusive strategic and financial advisor to CardConnect in this transaction. Kirkland & Ellis LLP acted as legal counsel to CardConnect in this transaction.

About FinTech Acquisition Corp.

FinTech Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. In February 2015, FNTC consummated a $100 million initial public offering (the “IPO”) of 10 million units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant, at a price of $10.00 per unit. Simultaneously, FNTC consummated the sale of 300,000 units at a price of $10.00 per unit in a private placement that generated gross proceeds of $3,000,000. FNTC’s securities are quoted on the NASDAQ stock exchange under the ticker symbols FNTC, FNTCW and FNTCU.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the merger agreement, a copy of which was filed by FNTC with the SEC.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on FNTC’s or CardConnect’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside FNTC’s or CardConnect’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement governing the Merger; (2) the inability to complete the Merger due to failure of closing conditions; and (3) the ability of the post-Merger public entity to meet NASDAQ’s listing standards following the Merger. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in FNTC’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and FNTC and CardConnect undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

For FinTech Acquisition Corp.:
James J. McEntee, III
Daniel G. Cohen
212-506-3815